June 1, 2010	Exhibit 10.6 (b)
Cantab Capital Partners LLP
Daedalus House, Staton Rd.
Cambridge CB1 2RE
UK
Attention: Mr. Christopher Pugh
     Re:     Management Agreement Renewals
Dear Mr. Pugh:
We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the “Management Agreements”). We are extending the term of the Management Agreements through June 30, 2011 and all other provisions of the Management Agreements will remain unchanged.
•	CTA Capital LLC

•	Emerging CTA Portfolio LP
Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Ms. Jennifer Magro at the address above or fax 212-793-1986. If you have any questions I can be reached at 212-559-5046.
Very truly yours,
CERES MANAGED FUTURES LLC

By:	/s/ Jennifer Magro Jennifer Magro
Chief Financial Officer & Director
CANTAB CAPITAL PARTNERS LLP

By: Print Name:	/s/ Chris Pugh Chris Pugh
JM/sr